NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 13, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on None the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. As a result of Clear Channel Outdoor Holdings, Inc. separation from iHeartMedia, Inc. which became effective on May 1, 2019, each Class A Common Stock of Clear Channel Outdoor Holdings, Inc. (old) was converted into one share of Common Stock of Clear Channel Outdoor Holdings, Inc. (new). This Form 25 is being filed solely in connection with the discontuation of trading on the NYSE of Clear Channel Outdoor Holdings, Inc. (old) and does not affect the continued listing on the NYSE of Clear Channel Outdoor Holdings, Inc. (new). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 2, 2019.